UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 1, 2022

EVELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
620 Memorial Drive
Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip Code)
(617) 577-0300
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 1, 2022, the Board of Directors (the “Board”) of Evelo Biosciences, Inc. (the “Company”) appointed Jose-Carlos Gutiérrez-Ramos, Ph.D., as a Class I director on the Board, effective immediately, to serve until the Company’s annual meeting of stockholders to be held in 2022 and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal. Dr. Gutiérrez-Ramos also was appointed as a member of the Science and Technology Committee (the “Science Committee”) of the Board. Dr. Gutiérrez-Ramos previously served on the Board from June 2019 to February 2020. He resigned from the Board in February 2020, following his appointment as Global Head of Global Drug Discovery at AbbVie, Inc. (“AbbVie”), to avoid the potential for a conflict of interest arising from similarities in the Company's and Abbvie’s pipelines and focus.

Since January 2021, Dr. Gutiérrez-Ramos has served as the Chief Science Officer at Danaher Corporation, a science and technology company. Prior to that, Dr. Gutiérrez‑Ramos was the Global Head of Global Drug Discovery at AbbVie, a biopharmaceutical company, from February 2020 to January 2021. From June 2018 to February 2020, he was the Chief Executive Officer and President of Repertoire Immune Medicine Inc., a biotechnology company. From 2015 to May 2018, Dr. Gutiérrez-Ramos served as Chief Executive Officer and President of Synlogic, Inc., a biotechnology company. Earlier in his career, Dr. Gutiérrez‑Ramos held executive research and development positions at Pfizer Inc., GlaxoSmithKline plc, and Takeda Pharmaceutical Company Limited, all pharmaceutical companies. Dr. Gutiérrez‑Ramos has served on the board of directors of Bicycle Therapeutics plc since March 2021, and previously served on the board of directors of Momenta Pharmaceuticals, Inc. from March 2016 to October 2020, both life sciences companies. Dr. Gutiérrez‑Ramos received a Ph.D. in immunochemistry from the Universidad Autonoma de Madrid. The Company believes Dr. Gutiérrez-Ramos' executive experience at pharmaceutical and biotechnology companies qualifies him to serve on the Board.

Also on April 1, 2022, the Board appointed Tonya Williams as a Class III director on the Board, effective immediately, to serve until the Company’s annual meeting of stockholders to be held in 2024 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal. Ms. Williams also was appointed as a member of the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board.

Since January 2019, Ms. Williams has served as Head of External Affairs and Corporate Responsibility at SoftBank Group International, an investment management and financial services firm. Ms. Williams is also currently an Adjunct Professor at the University of Pennsylvania and an advisor to Hangar Management LLC, a public sector investment firm. From 2016 to 2018, Ms. Williams was Vice President for Policy, Communications and Knowledge Analytics at the W.K. Kellogg Foundation. From 2011 to 2016, Ms. Williams worked in the U.S. White House as Director of Legislative Affairs for then-Vice President Joe Biden. Before that, Ms. Williams served as Chief of Staff to Congressman G.K. Butterfield in the U.S. House of Representatives from 2008 to 2011, and as Vice President of Intellectual Property Policy for North & South America at GlaxoSmithKline plc from 2007 to 2008. Ms. Williams also served as General Counsel to the President Pro Tempore of the North Carolina Senate from 2002 to 2007. Ms. Williams received a J.D. from the University of North Carolina School of Law and a B.A. in political science from the University of North Carolina at Chapel Hill. The Company believes Ms. Williams' extensive experience in government affairs, corporate responsibility and communications qualifies her to serve on the Board.

Each of Dr. Gutiérrez-Ramos and Ms. Williams is eligible to participate in the Company’s Non-Employee Director Compensation Program, which provides for (i) an annual retainer of $40,000 and an initial equity award to purchase 40,000 shares of the Company’s common stock for service on the Board and (ii) an annual retainer of $4,000 for service as a member of the Science Committee and the Governance Committee, respectively. Each initial equity award has an exercise price equal to $3.36 per share, the fair market value of a share of the Company’s common stock on the date of grant, and will vest and become exercisable in substantially equal monthly installments over three years following the grant date, subject, in each case, to Dr. Gutiérrez-Ramos' and Ms. Williams’ respective continued service on the Board through each such vesting date. Each of Dr. Gutiérrez-Ramos and Ms. Williams has entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: April 5, 2022	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary